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                                                               EXHIBIT (a)(2)(i)

[LOGO] AIG AMERICAN
       GENERAL


                                  June 27, 2002

VIA OVERNIGHT MAIL
------------------
The Honorable Jose Montemayor
Commissioner of Insurance
Texas Department of Insurance
333 Guadalupe
Austin, Texas 78701
Attention:    Mr. Jeff Hunt
              Company Licensing and Registration Division

RE:  MERGERS INVOLVING:
     ALL AMERICAN LIFE INSURANCE COMPANY (NAIC NO. 60097)
     THE AMERICAN FRANKLIN LIFE INSURANCE COMPANY (NAIC NO. 94226) THE FRANKLIN LIFE INSURANCE COMPANY (NAIC NO. 63622)
     AMERICAN GENERAL LIFE INSURANCE COMPANY (NAIC NO. 60488)

Dear Commissioner Montemayor:

Application is hereby made for your approval pursuant to Article 21.25 of the Texas Insurance Code (the "Code") of (a) the merger of THE AMERICAN FRANKLIN LIFE INSURANCE COMPANY, an Illinois domiciled insurer ("AFL") with and into THE FRANKLIN LIFE INSURANCE COMPANY, an Illinois domiciled insurer ("FL"); and (b) the concurrent merger of FL and ALL AMERICAN LIFE INSURANCE COMPANY, an Illinois domiciled insurer ("AAL"), with and into AMERICAN GENERAL LIFE INSURANCE COMPANY, a Texas domiciled insurer ("AGL"). These mergers are scheduled to be effective December 31, 2002. This application is being filed in duplicate as required by your Department (the "Department").

(Please note that a separate application for approval of merger is being filed with the Department in connection with the merger of The Old Line Life Insurance Company of America, a Wisconsin domiciled insurer ("OLL") with and into AGL, with AGL being the surviving insurer. The OLL into AGL merger is scheduled to be effective March 31, 2003.)

A.  PROPOSED MERGERS.
    -----------------

    1. PROPOSED MERGERS INVOLVING AAL, AFL, FL AND AGL. It is proposed that on December 31, 2002, AFL merge with and into FL, with FL being the surviving insurance company, and that concurrently with the merger of AFL into FL, AAL and FL merge with and into AGL, with AGL being the surviving company.

    2. AFFILIATED PARTIES INVOLVED. All of the life insurance companies involved in the mergers described in this letter are indirect subsidiaries of American International Group, Inc. ("AIG"). A chart reflecting the affiliate relationship among AAL, AFL, FL and AGL as it currently exists, and as it will exist on December 31, 2002, is attached to this letter as Exhibits A and B, respectively. (See tabs "A" and "B" to this letter.)
       ----------     --
                         AMERICAN GENERAL LIFE COMPANIES
                  Member of American International Group, Inc.
                 2929 Allen Parkway, A40-02 . Houston, TX 77019-2155

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The Honorable Jose Montemayor
Texas Department of Insurance
June 27, 2002
Page 2


    3. REASON FOR MERGERS. As a result of acquisitions made in recent years by American General Corporation prior to its acquisition by AIG, there are numerous legal entities within the AIG American General Domestic Life Division. The primary purpose of the mergers is to reduce the complexity and costs of the current legal entity structure. The current legal entity structure adds complexity and cost while making the AIG American General Domestic Life Division more difficult to do business with from the producer and customer perspective. By simplifying the corporate structure, agent contracting and appointments are streamlined, the product portfolio is more focused, and capital requirements are reduced, among other advantages.

    4. APPLICATION FOR APPROVAL OF THE MERGERS SUBMITTED TO THE ILLINOIS INSURANCE DEPARTMENT. Please note that concurrently with this application, an application for approval of the proposed mergers described above has been filed with the Illinois Insurance Department (the state of domicile for AAL, AFL and FL).

    5. STATE INSURANCE REGULATORY APPROVAL REGARDING SEPARATE ACCOUNTS. AFL and FL have separate accounts that are registered with the U.S. Securities and Exchange Commission (the "SEC"). (A list of the current AFL and FL separate accounts, including the proposed name of the separate accounts following the mergers is attached hereto as Exhibit
                                                                     -------
       C. See tab "C" to this letter.) Like the other assets of AFL and FL,
       --
       these separate accounts will, after the effectiveness of the mergers, be the assets of AGL. Appropriate filings will be made with the SEC regarding the transfer and renaming of the affected separate accounts. Unless you advise otherwise, we assume that (a) no insurance regulatory filings, other than the instant filing, are required regarding the separate accounts of AFL and FL as a consequence of the proposed mergers; and (b) post merger, the affected separate accounts will be treated as separate accounts of AGL maintained pursuant to applicable federal and Texas insurance law and regulations.

B.  SUPPORTING DOCUMENTS. Enclosed in support of this application for approval
    ---------------------
    of the mergers described above, is one (1) copy each of the following original documents. Note that the numbered tabs to this letter correspond to the numbers below:

    1. Certified copy of Articles of Merger;

    2. Executed original Agreement and Plan of Merger ("Plan of Merger");

    3. Certified copy of the Resolutions adopted by the Board of Directors of AAL approving the Plan of Merger and the related transactions contemplated thereby;

    4. Certified copy of the Resolutions adopted by the Board of Directors of FL approving the Plan of Merger and the related transactions contemplated thereby;

    5. Certified copy of the Resolutions adopted by the Board of Directors of AFL approving the Plan of Merger and the related transactions contemplated thereby;

    6. Certified copy of the Resolutions adopted by the Board of Directors of AGL approving the Plan of Merger and the related transactions contemplated thereby;

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The Honorable Jose Montemayor
Texas Department of Insurance
June 27, 2002
Page 3


    7. Original Consent of the Sole Shareholder of AAL (AGC Life Insurance Company ("AGCL")) approving the Plan of Merger and the related transactions contemplated thereby;

    8. Original Consent of the Sole Shareholder of FL (AGCL) approving the Plan of Merger and the related transactions contemplated thereby;

    9. Original Consent of the Sole Shareholder of AFL (FL) approving the Plan of Merger and the related transactions contemplated thereby;

    10. Original Consent of the Shareholders of AGL (AGCL and FL) approving the Plan of Merger and the related transactions contemplated thereby;

    11. A sample assumption certificate to policyholders of AAL, AFL and FL advising of the merger transaction, including a copy of the Toll-Free Telephone Numbers and Procedures for Obtaining Information and Filing Complaints Notice. (Note that the assumption certificate and other required information, documentation and fees, will be filed, as appropriate, with the Life Policy Form Filing Division of the Department);

    12. Pro Forma Balance Sheet reflecting AAL, AFL, FL and AGL;

    13. Analysis of Surplus in connection with AGL individually, and combined with AAL, AFL and FL;

    14. Risk-Based Capital levels for AAL, AFL, FL and AGL, individually and combined;

    15. Copy of the Texas Department of Insurance Certificate of Authority of AAL (original to be provided in a later supplemental filing with the Department);

    16. Copy of the Texas Department of Insurance Certificate of Authority of AFL (original to be provided in a later supplemental filing with the Department);

    17. Copy of the Texas Department of Insurance Certificate of Authority of FL (original to be provided in a later supplemental filing with the Department);

    18. A statement signed by a current officer of AAL, AFL, FL and AGL that designates the surviving insurer's home office property;

    19. A statement signed by a current officer of AAL, AFL, FL and AGL providing that the surviving insurance company (AGL) will not acquire any of its own shares of stock as a result of the merger;

    20. A Certificate of Account Status from the Texas Comptroller of Public Accounts certifying that AAL is in good standing and has no insurance premium, maintenance or retaliatory tax reports or payments due at this time;

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The Honorable Jose Montemayor
Texas Department of Insurance
June 27, 2002
Page 4


    21. A Certificate of Account Status from the Texas Comptroller of Public Accounts certifying that AFL is in good standing and has no insurance premium, maintenance or retaliatory tax reports or payments due at this time;

    22. A Certificate of Account Status from the Texas Comptroller of Public Accounts certifying that FL is in good standing and has no insurance premium, maintenance or retaliatory tax reports or payments due at this time;

    23. A Certificate of Account Status from the Texas Comptroller of Public Accounts certifying that AGL is in good standing and has no insurance premium, maintenance or retaliatory tax reports or payments due at this time;

    24. A statement signed by an officer of AAL, AFL, FL and AGL providing that it is the intent that all agents of AAL, AFL and FL will be appointed with AGL as of December 31, 2002, the effective date of the merger;

    25. A letter from legal counsel stating that in her opinion the effect of the proposed merger would not be substantially to lessen competition in insurance in Texas or to create a monopoly therein.

    Also enclosed is Check Number 0040062120 in the amount of $750 in payment of the filing fee for the merger transactions described in this letter.

    Please note that the required documentation regarding disclosure and identification of all formerly admissible assets that could potentially be rendered non-admissible by the proposed mergers, will be provided to the Department shortly in a supplemental filing to this application.

    Certified copies of the approval of the mergers by the Illinois Insurance Department will be submitted to the Department once we are in receipt of such approval.

    Also note that per my recent conversations with Jeff Hunt at the Department, I understand that the requirements respecting (i) a list of Texas policies affected by the mergers; and (ii) written verification that the Texas Overhead Assessment form has been filed and any assessments due have been paid for AGL, have been waived for this filing since the surviving insurer of the mergers, AGL, is a Texas insurance company.

 C. NOTIFICATION OF RELATED MERGERS, DIVIDEND AND REALIGNMENT
    ---------------------------------------------------------

    1. PROPOSED MERGER OF AMERICAN GENERAL LIFE INSURANCE COMPANY OF NEW YORK INTO THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK. It is proposed that on December 31, 2002, American General Life Insurance Company of New York, a New York domiciled insurer ("AGNY") merge with and into The United States Life Insurance Company in the City of New York, a New York domiciled insurer ("USL"). Please note that your Department will be officially notified of this merger following its approval by the New York Insurance Department, in accordance with the requirements under Texas law for mergers between foreign insurance companies.

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The Honorable Jose Montemayor
Texas Department of Insurance
June 27, 2002
Page 5


    2. DIVIDEND OF THE CAPITAL STOCK OF AGNY TO AGC LIFE INSURANCE COMPANY. It is also proposed that prior to the effectiveness of the merger of AGNY into USL, AGL (the sole shareholder of AGNY) will dividend all of the capital stock shares of AGNY to AGC Life Insurance Company ("AGCL"), a Missouri insurer, and the sole shareholder of USL, and a shareholder of AGL. After the dividend, and immediately prior to the merger of AGNY into USL, AGCL would own as direct subsidiaries, both AGNY and USL. PLEASE ADVISE US OF ANY ADDITIONAL FILING WITH THE DEPARTMENT, OTHER THAN THE INSTANT FILING, THAT IS REQUIRED REGARDING THE APPROVAL BY THE DEPARTMENT OF THE DIVIDEND BY AGL OF ALL OF THE CAPITAL STOCK SHARES OF AGNY TO AGC LIFE DESCRIBED ABOVE.

    3. PROPOSED REALIGNMENT OF FRANKLIN FINANCIAL SERVICES CORPORATION, A WHOLLY-OWNED SUBSIDIARY OF FL. On or about October 1, 2002, FL, the sole shareholder of Franklin Financial Services Corporation ("FFSC"), will dividend the common stock shares of FFSC to FL's sole shareholder, AGCL. Upon receipt of the shares, AGCL immediately will contribute the FFSC common stock shares to its subsidiary, American General Life Insurance Company ("AGL"). Upon receipt of the FFSC shares, AGL will contribute the outstanding shares of American General Securities Incorporated to FFSC. Appropriate approval/notification filings respecting the realignment and dividend described above will be made with the Texas and Illinois Insurance Departments.

Should you or any staff of the Texas Insurance Department need further information or documentation or would like to meet with an officer of the companies and me regarding the transactions discussed in this letter, please feel free to telephone the undersigned at (713)831-3558.

I thank you in advance for your prompt attention to this matter.

                                               Very truly yours,


                                               Julie Cotton-Hearne
                                               Associate General Counsel

Enclosures

cc:    Richard A. Hollar (w/o enclosures)
       Ronald H. Ridlehuber (w/o enclosures)
       Royce G. Imhoff II (w/o enclosures)
       David L. Herzog
       Althea Johnson
       Robert F. Herbert, Jr.
       Pauletta P. Cohn, Esq.
       Kyle L. Jennings, Esq.
       Norma Vallejo, Esq.